Exhibit 99.1

EAGLE FINANCIAL SERVICES, INC. ANNOUNCES

2022 SECOND QUARTER RECORD EARNINGS

AND INCREASED SHAREHOLDER DIVIDEND

Contact:	Kathleen J. Chappell, Executive Vice President and CFO	540-955-2510
kchappell@bankofclarke.com

BERRYVILLE, VIRGINIA (July 28, 2022) – Eagle Financial Services, Inc. (OTCQX: EFSI), the holding company for Bank of Clarke County, whose divisions include Eagle Investment Group, announced its second quarter 2022 results and quarterly dividend. On July 27, 2022, the Board of Directors announced a quarterly common stock cash dividend of $0.29 per common share, payable on August 19, 2022, to shareholders on record on August 8, 2022. Select highlights for the second quarter include:

•	Net income of $4.0 million
•	Return on average total assets of 1.16%
•	Return on average total equity of 15.86%
•	Basic and diluted earnings per share of $1.14
•	Loan activity:
▪	PPP forgiveness/paydowns - $6.0 million
▪	Sales - $40.7 million
▪	Net growth - $98.8 million

Brandon Lorey, President and CEO, stated, “The second quarter saw the Bank of Clarke produce outstanding loan growth coupled with very strong interest and non-interest income increases along-side continued core deposit growth. With record earnings of $4.0 million during the quarter and net loan growth just shy of $100.0 million, the Company continued its long-standing tradition of serving the community and putting the customer in the center of everything we do. Trust and Advisory services continued to provide strong results despite a tumultuous market and our marine and mortgage units delivered as promised. I am thrilled to announce a quarterly increase of $.01 in the EFSI dividend as we continue our long-standing tradition of sharing the organization’s success with its shareholders. I would like to thank our staff for their tireless work in ensuring we are the trusted financial partners for all we serve in the Valley and Northern Virginia.”

Income Statement Review

Net income for the quarter ended June 30, 2022 was $4.0 million reflecting an increase of 22.8% from the quarter ended March 31, 2022 and an increase of 32.9% from the quarter ended June 30, 2021. The increase from the quarters ended March 31, 2022 and June 30, 2021 was mainly driven by increased net interest income led by strong loan growth.  Net income was $3.3 million for the three-month period ended March 31, 2022 and $3.0 million for the quarter ended June 30, 2021.

Net interest income for the quarters ended June 30, 2022 was $11.9 million reflecting an increase of 7.0% from the quarter ended March 31, 2022 and an increase of 19.4% from the quarter ended June 30, 2021. Net interest income was $11.1 million and $10.0 million for the quarters ended March 31, 2022 and June 30, 2021, respectively.  The increase in net interest income from the quarters ended March 31, 2022 and June 30, 2021 resulted primarily from growth in the Company’s loan portfolio.

Total loan interest income was $11.7 million and $10.6 million for the quarters ended June 30, 2022 and March 31, 2022, respectively.  Total loan interest income was $9.7 million for the quarter ended June 30, 2021. Total loan interest income increased $1.9 million or 19.6% from the quarter ended June 30, 2021 to the quarter ended June 30, 2022. Average loans for the quarter ended June 30, 2022 were $1.07 billion compared to $875.8 million for the quarter ended June 30, 2021.  The tax equivalent yield on average loans for the quarter ended June 30, 2022 was 4.36%, a decrease of 11 basis points from the 4.47% average yield for the same time period in 2021. The majority of this decrease in yield can be attributed to loans being originated at a rate lower than those that are paying off.

Interest and dividend income from the investment portfolio was $939 thousand for the quarter ended June 30, 2022 compared to $872 thousand for the quarter ended March 31, 2022. Interest income and dividend income from the investment portfolio was $649 thousand for the quarter ended June 30, 2021. The increase in interest and dividend income between the first and second quarters of 2022 resulted from the increase in yields on securities purchased during the first quarter of 2022. The increase in interest and dividend income between the quarters ended June 30, 2022 and June 30, 2021 resulted from the increase in yields on securities purchased during the first quarter of 2022 as well as the increase in the balance of the investment portfolio. Average investments for the quarter ended June 30, 2022 were $188.8 million compared to $198.0 million for the quarter ended March 31, 2022. Average investments were $175.5 million for the quarter ended June 30, 2021. The tax equivalent yield on average investments for the quarter ended June 30, 2022 was 2.04%, up 21 basis points from 1.83% for the quarter ended March 31, 2022 and up 49 basis points from 1.55% for the quarter ended June 30, 2021.

Total interest expense was $728 thousand for the three months ended June 30, 2022 and $370 thousand and $434 thousand for three months ended March 31, 2022 and June 30, 2021, respectively. The increase in interest expense resulted from the subordinated notes that the Company issued on March 31, 2022, which are currently paying a 4.5% fixed rate. The average cost of interest-bearing liabilities increased 17 and 11 basis points when comparing the quarter ended June 30, 2022 to the quarters ended March 31, 2022 and  June 30, 2021, respectively. The average balance of interest-bearing liabilities increased $56.2 million from the quarter ended March 31, 2022 to the quarter ended June 30, 2022. The average balance of interest-bearing liabilities increased $138.4 million from the quarter ended June 30, 2021 to the same period in 2022.

The net interest margin was 3.70% for the quarter ended June 30, 2022. For the quarters ended March 31, 2022 and June 30, 2021, the net interest margin was 3.61% and 3.56%, respectively. The Company’s net interest margin is not a measurement under accounting principles generally accepted in the United States, but it is a common measure used by the financial services industry to determine how profitably earning assets are funded. The Company’s net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The tax rate utilized is 21%.

Noninterest income was $3.8 million for the quarter ended June 30, 2022, which represented an increase of $606 thousand or 18.7% from the $3.2 million for the three months ended March 31, 2022. The majority of this increase was due to distributions of income from investments in small business investment companies (SBICs) during the second quarter of 2022. Noninterest income for the quarter ended June 30, 2021 was $2.7 million. In addition to distributions of SBIC income, the $1.2 million increase between the quarters ended June 30, 2022 and June 30, 2021 was driven by several factors including income from fiduciary activities which increased $487 thousand or 84.7% due to an increase in assets under management.

Noninterest expense increased $605 thousand, or 6.1%, to $10.5 million for the quarter ended June 30, 2022 from $9.9 million for the quarter ended March 31, 2022. Legal expenses were higher during the second quarter of 2022 primarily from the expansion of the Bank's wealth management business line and also its build out of the marine lending division. Noninterest expense was $8.7 million for the quarter ended June 30, 2021, representing an increase of $1.8 million or 20.6% when comparing to the quarter ended June 30, 2022 to the quarter ended June 30, 2021. In addition to increased legal expenses during this period, an increase in salaries and benefits expenses was also noted between the second quarter of 2022 when compared to the same period in 2021. Annual pay increases, newly hired employees, incentive plan accruals and increased insurance costs have attributed to these increases. The number of full-time equivalent employees (FTEs) has increased from 213 at June 30, 2021, to 227 at June 30, 2022.

Asset Quality and Provision for Loan Losses

Nonperforming assets consist of nonaccrual loans, loans 90 days or more past due and still accruing, other real estate owned (foreclosed properties), and repossessed assets. Nonperforming assets decreased from $2.6 million or 0.19% of total assets at March 31, 2022 to $2.1 million or 0.15% of total assets at June 30, 2022. Nonperforming assets were $5.4 million at June 30, 2021.  Total nonaccrual loans were $2.0 million at June 30, 2022 and $2.6 million at March 31, 2022. Nonaccrual loans were $4.4 million at June 30, 2021. The majority of all nonaccrual loans are secured by real estate and management evaluates the financial condition of these borrowers and the value of any collateral on these loans. The results of these evaluations are used to estimate the amount of losses which may be realized on the disposition of these nonaccrual loans.  Other real estate owned was at zero at June 30, 2022 and March 31, 2022.

The Company may, under certain circumstances, restructure loans in troubled debt restructurings as a concession to a borrower when the borrower is experiencing financial distress. Formal, standardized loan restructuring programs are not utilized by the Company. Each loan considered for restructuring is evaluated based on customer circumstances and may include modifications to one or more loan provision. Such restructured loans are included in impaired loans but may not necessarily be nonperforming loans. At June 30, 2022, the Company had 21 troubled debt restructurings totaling $3.4 million. Approximately $3.2 million or 19 loans are performing loans, while the remaining loans are on non-accrual status. At March 31, 2022, the Company had 17 troubled debt restructurings totaling $2.6 million. Approximately $2.5 million or 15 loans were performing loans, while the remaining loans were on non-accrual status.

The Company realized $172 thousand in net recoveries for the quarter ended June 30, 2022 versus $12 thousand in net charge-offs for the three months ended March 31, 2022. During the three months ended June 30, 2021, $58 thousand in net recoveries were recognized. The amount of provision for loan losses reflects the results of the Bank’s analysis used to determine the adequacy of the allowance for loan losses. The Company recorded a provision for loan losses of $360 thousand for the quarter ended June 30, 2022. The Company recognized provision for loan losses of $540 thousand and $284 thousand for the quarters ended March 31, 2022 and June 30, 2021, respectively. The provision for the quarters ended June 30, 2022, March 31, 2022 and June 30, 2021 resulted mostly from loan growth during the quarter. The ratio of allowance for loan losses to total loans was 0.88% at June 30, 2022 and 0.91% at March 31, 2022.  The ratio of allowance for loan losses to total loans was 0.92% at June 30, 2021. Excluding outstanding PPP loans, the allowance for loan losses as a percentage of total loans was 0.88% at June 30, 2022, 0.92% at March 31, 2022 and 0.98% as June 30, 2021. The ratio of allowance for loan losses to total nonaccrual loans was 488.85% at June 30, 2022.  The ratio of allowance for loan losses to total nonaccrual loans was 357.47% and 182.71% at March 31, 2022 and June 30, 2021, respectively. Management’s judgment in determining the level of the allowance is based on evaluations of the collectability of loans while taking into consideration such factors as trends in delinquencies and charge-offs, changes in the nature and volume of the loan portfolio, current economic conditions that may affect a borrower’s ability to repay and the value of collateral, overall portfolio quality and review of specific potential losses. The Company is committed to maintaining an allowance at a level that adequately reflects the risk inherent in the loan portfolio.

Total Consolidated Assets

Total consolidated assets of the Company at June 30, 2022 were $1.40 billion, which represented an increase of $28.2 million or 2.1% from total assets of $1.37 billion at March 31, 2022. At June 30, 2021 total consolidated assets were $1.22 billion. Total net loans increased $98.8 million from $1.01 billion at March 31, 2022 to $1.11 billion at June 30, 2022. During the quarter, $6.0 million in SBA PPP loans were forgiven or paid down and $40.7 million in loans were sold. The Company sold $5.0 million in mortgage loans on the secondary market and $35.7 million of loans from the commercial and consumer loan portfolios. These loan sales resulted in gains of $271 thousand. Total securities decreased $13.4 million from $194.6 million at March 31, 2022, to $181.2 million at June 30, 2022. At June 30, 2021 total investment securities were $177.5 million and net loans were $869.3 million. The growth in total loans and total assets was largely due to organic loan portfolio growth as the Company expands lending types and markets.

Deposits and Other Borrowings

Total deposits remained stable at $1.23 billion as of June 30, 2022 when compared to March 31, 2022. At June 30, 2021 total deposits were $1.10 billion.  The growth in deposits between June 30, 2021 and June 30, 2022 was mainly organic growth as the Company continues to expand and grow into newer market areas.

The Company had no outstanding borrowings from the Federal Home Loan Bank of Atlanta at June 30, 2022, December 31, 2021 or June 30, 2021. At June 30, 2022 the Company had $28.6 million outstanding in fed funds purchased.

On March 31, 2022, the Company entered into Subordinated Note Purchase Agreements with certain qualified institutional buyers and accredited institutional investors, pursuant to which the Company issued 4.50% Fixed-to-Floating Rate Subordinated Notes due 2032, in the aggregate principal amount of $30.0 million. The Company intends to use the net issuance proceeds for general corporate purposes, including a capital contribution to its wholly owned subsidiary, Bank of Clarke County, to support its continued organic growth.

Equity

Shareholders’ equity was $99.5 million and $102.1 million at June 30, 2022 and June 30, 2022, respectively. Shareholders’ equity was $107.6 million at June 30, 2021. The decrease in shareholder’s equity at June 30, 2022 was driven by the other comprehensive loss from the unrealized loss on available for sale securities. The book value of the Company at June 30, 2022 was $28.58 per common share. Total common shares outstanding were 3,481,188 at June 30, 2022. On July 27, 2022, the board of directors declared a $0.29 per common share cash dividend for shareholders of record as of August 8, 2022 and payable on August 19, 2022.

Cautionary Note Regarding Forward-Looking Statements

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Factors that could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to: changes in interest rates and general economic conditions; the effects of the COVID-19 pandemic, including on the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions; the legislative and regulatory climate; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and Federal Reserve; the quality or composition of the Company’s loan or investment portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company's market area; acquisitions and dispositions; the Company’s ability to keep pace with new technologies; a failure in or breach of the Company’s operational or security systems or infrastructure, or those of third-party vendors or other service providers, including as a result of cyberattacks; the Company’s capital and liquidity requirements; changes in tax and accounting rules, principles, policies and guidelines; and other factors included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and other filings with the Securities and Exchange Commission.

EAGLE FINANCIAL SERVICES, INC.

KEY STATISTICS

	For the Three Months Ended
	2Q22	1Q22	4Q21	3Q21	2Q21
Net Income (dollars in thousands)	$3,992	$3,250	$2,283	$2,873	$3,003
Earnings per share, basic	$1.14	$0.94	$0.66	$0.83	$0.87
Earnings per share, diluted	$1.14	$0.94	$0.66	$0.83	$0.87
Return on average total assets	1.16%	0.99%	0.70%	0.92%	1.01%
Return on average total equity	15.86%	12.08%	8.20%	10.48%	11.47%
Dividend payout ratio	24.56%	29.79%	42.42%	33.73%	31.03%
Fee revenue as a percent of total revenue	15.73%	15.32%	15.16%	16.40%	15.79%
Net interest margin(1)	3.70%	3.61%	3.67%	3.56%	3.56%
Yield on average earning assets	3.93%	3.73%	3.79%	3.69%	3.71%
Rate on average interest-bearing liabilities	0.38%	0.21%	0.22%	0.23%	0.27%
Net interest spread	3.55%	3.52%	3.57%	3.46%	3.44%
Tax equivalent adjustment to net interest income (dollars in thousands)	$25	$27	$32	$37	$50
Non-interest income to average assets	1.12%	0.99%	1.04%	0.92%	0.89%
Non-interest expense to average assets	3.07%	3.02%	3.66%	3.05%	2.95%
Efficiency ratio(2)	66.62%	68.87%	81.53%	71.31%	67.83%

(1)

The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The rate utilized is 21%. See the table below for the quarterly tax equivalent net interest income and the reconciliation of net interest income to tax equivalent net interest income. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitable earning assets are funded. Because the Company earns a fair amount of nontaxable interest income due to the mix of securities in its investment security portfolio, net interest income for the ratio is calculated on a tax equivalent basis as described above.

(2)

The efficiency ratio is not a measurement under accounting principles generally accepted in the United States. It is calculated by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income excluding gains and losses on the investment portfolio and sales of repossessed assets. The tax rate utilized is 21%. See the table below for the quarterly tax equivalent net interest income and a reconciliation of net interest income to tax equivalent net interest income. The Company calculates this ratio in order to evaluate its overhead structure or how effectively it is operating. An increase in the ratio from period to period indicates the Company is losing a larger percentage of its income to expenses. The Company believes that the efficiency ratio is a reasonable measure of profitability.

EAGLE FINANCIAL SERVICES, INC.

SELECTED FINANCIAL DATA BY QUARTER

	2Q22	1Q22	4Q21	3Q21	2Q21
BALANCE SHEET RATIOS
Loans to deposits	91.01%	82.96%	83.73%	81.74%	79.90%
Average interest-earning assets to average-interest bearing liabilities	166.35%	173.69%	173.49%	173.86%	176.80%
PER SHARE DATA
Dividends	$0.28	$0.28	$0.28	$0.28	$0.27
Book value	28.58	29.37	32.22	32.21	31.59
Tangible book value	28.58	29.37	32.22	32.21	31.59
SHARE PRICE DATA
Closing price	$35.44	$35.45	$34.65	$34.20	$34.10
Diluted earnings multiple(1)	7.77	9.43	13.13	10.30	9.80
Book value multiple(2)	1.24	1.21	1.08	1.06	1.08
COMMON STOCK DATA
Outstanding shares at end of period	3,481,188	3,477,020	3,454,128	3,449,204	3,437,782
Weighted average shares outstanding	3,479,591	3,472,332	3,451,383	3,448,352	3,433,057
Weighted average shares outstanding, diluted	3,479,591	3,472,332	3,451,383	3,448,352	3,433,057
CAPITAL RATIOS
Common equity Tier 1 capital ratio	9.67%	10.19%	10.72%	11.30%	11.87%
Tier 1 risk-based capital ratio	9.67%	10.19%	10.72%	11.30%	11.87%
Total risk-based capital ratio	11.33%	11.94%	11.58%	12.18%	12.78%
Tier 1 leverage ratio	8.34%	8.44%	8.57%	8.78%	8.88%
Total equity to total assets	7.09%	7.43%	8.46%	8.76%	8.83%
CREDIT QUALITY
Net charge-offs to average loans	(0.02)%	0.00%	—%	(0.01)%	(0.01)%
Total non-performing loans to total loans	0.19%	0.26%	0.28%	0.38%	0.56%
Total non-performing assets to total assets	0.15%	0.19%	0.21%	0.30%	0.44%
Non-accrual loans to:
total loans	0.18%	0.26%	0.28%	0.38%	0.51%
total assets	0.14%	0.19%	0.21%	0.28%	0.36%
Allowance for loan losses to:
total loans	0.88%	0.91%	0.89%	0.91%	0.92%
non-performing assets	472.67%	357.47%	317.68%	226.79%	151.22%
non-accrual loans	488.85%	357.47%	322.70%	239.18%	182.71%
NON-PERFORMING ASSETS:
(dollars in thousands)
Loans delinquent over 90 days	$69	$—	$43	$—	$500
Non-accrual loans	2,015	2,606	2,723	3,532	4,432
Other real estate owned and repossessed assets	—	—	—	193	423
NET LOAN CHARGE-OFFS (RECOVERIES):
(dollars in thousands)
Loans charged off	$41	$47	$42	$45	$19
(Recoveries)	(213)	(35)	(81)	(95)	(77)
Net charge-offs (recoveries)	(172)	12	(39)	(50)	(58)
PROVISION FOR LOAN LOSSES (dollars in thousands)	$360	$540	$300	$300	$284
ALLOWANCE FOR LOAN LOSS SUMMARY
(dollars in thousands)
Balance at the beginning of period	$9,315	$8,787	$8,448	$8,098	$7,756
Provision	360	540	300	300	284
Net charge-offs (recoveries)	(172)	12	(39)	(50)	(58)
Balance at the end of period	$9,847	$9,315	$8,787	$8,448	$8,098

(1)

The diluted earnings multiple (or price earnings ratio) is calculated by dividing the period’s closing market price per share by total equity per weighted average shares outstanding, diluted for the period. The diluted earnings multiple is a measure of how much an investor may be willing to pay for $1.00 of the Company’s earnings.

(2)

The book value multiple (or price to book ratio) is calculated by dividing the period’s closing market price per share by the period’s book value per share. The book value multiple is a measure used to compare the Company’s market value per share to its book value per share.

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	Unaudited 06/30/2022	Unaudited 03/31/2022	Audited 12/31/2021	Unaudited 09/30/2021	Unaudited 06/30/2021
Assets
Cash and due from banks	$31,457	$86,965	$63,840	$68,168	$104,229
Federal funds sold	680	8,945	228	240	234
Securities available for sale, at fair value	181,162	194,554	193,370	202,488	177,536
Loans held for sale	399	843	876	1,148	1,073
Loans, net of allowance for loan losses	1,110,993	1,012,144	976,933	914,628	869,271
Bank premises and equipment, net	18,155	18,333	18,249	18,572	18,627
Bank owned life insurance	23,593	23,415	23,236	23,076	22,931
Other assets	36,074	29,096	26,306	24,433	25,243
Total assets	$1,402,513	$1,374,295	$1,303,038	$1,252,753	$1,219,144
Liabilities and Shareholders' Equity
Liabilities
Deposits:
Noninterest bearing demand deposits	$477,540	$489,426	$470,355	$448,217	$441,051
Savings and interest bearing demand deposits	638,951	619,224	583,296	557,804	532,269
Time deposits	115,022	122,673	123,584	124,644	126,078
Total deposits	$1,231,513	$1,231,323	$1,177,235	$1,130,665	$1,099,398
Federal funds purchased	28,575	—	—	—	—
Subordinated debt	29,343	29,327	—	—	—
Other liabilities	13,592	11,542	15,523	12,286	12,144
Commitments and contingent liabilities	—	—	—	—	—
Total liabilities	$1,303,023	$1,272,192	$1,192,758	$1,142,951	$1,111,542
Shareholders' Equity
Preferred stock, $10 par value	—	—	—	—	—
Common stock, $2.50 par value	8,594	8,586	8,556	8,521	8,515
Surplus	12,594	12,260	12,115	11,750	11,426
Retained earnings	95,058	92,040	89,764	88,446	86,539
Accumulated other comprehensive (loss) income	(16,756)	(10,783)	(155)	1,085	1,122
Total shareholders' equity	$99,490	$102,103	$110,280	$109,802	$107,602
Total liabilities and shareholders' equity	$1,402,513	$1,374,295	$1,303,038	$1,252,753	$1,219,144

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands)

Unaudited

	6/30/2022	3/31/2022	12/31/2021	9/30/2021	6/30/2021
Interest and Dividend Income
Interest and fees on loans	$11,663	$10,620	$10,665	$10,049	$9,749
Interest on federal funds sold	4	2	—	—	—
Interest and dividends on securities available for sale:
Taxable interest income	847	779	676	600	530
Interest income exempt from federal income taxes	75	83	98	96	107
Dividends	17	10	10	11	12
Interest on deposits in banks	41	15	16	26	15
Total interest and dividend income	$12,647	$11,509	$11,465	$10,782	$10,413
Interest Expense
Interest on deposits	$383	$370	$373	$383	$434
Interest on federal funds purchased	8	—	—	—	—
Interest on subordinated debt	337	—	—	—	—
Total interest expense	$728	$370	$373	$383	$434
Net interest income	$11,919	$11,139	$11,092	$10,399	$9,979
Provision For Loan Losses	360	540	300	300	284
Net interest income after provision for loan losses	$11,559	$10,599	$10,792	$10,099	$9,695
Noninterest Income
Wealth management fees	$1,062	$921	$922	$876	$575
Service charges on deposit accounts	389	374	366	338	278
Other service charges and fees	1,029	909	903	964	1,141
(Loss) on the sale of bank premises and equipment	(11)	—	—	—	—
(Loss) on the sale of AFS securities	—	—	—	—	(52)
Gain on sale of loans HFS	498	478	813	486	359
Officer insurance income	178	179	160	145	118
Other operating income	704	382	198	72	231
Total noninterest income	$3,849	$3,243	$3,362	$2,881	$2,650
Noninterest Expenses
Salaries and employee benefits	$5,983	$5,952	$5,881	$5,947	$5,310
Occupancy expenses	516	518	484	450	413
Equipment expenses	258	257	251	246	238
Advertising and marketing expenses	146	111	185	168	198
Stationery and supplies	66	35	30	27	60
ATM network fees	310	286	288	285	312
Other real estate owned expenses	—	—	4	32	6
Loss on the sale of other real estate owned	—	—	73	26	92
FDIC assessment	137	177	197	169	133
Computer software expense	184	254	244	282	281
Bank franchise tax	221	198	198	199	195
Professional fees	876	464	2,642	289	369
Data processing fees	479	480	348	418	373
Other operating expenses	1,352	1,191	1,058	985	747
Total noninterest expenses	$10,528	$9,923	$11,883	$9,523	$8,727
Income before income taxes	$4,880	$3,919	$2,271	$3,457	$3,618
Income Tax Expense	888	669	(12)	584	615
Net income	$3,992	$3,250	$2,283	$2,873	$3,003
Earnings Per Share
Net income per common share, basic	$1.14	$0.94	$0.66	$0.83	$0.87
Net income per common share, diluted	$1.14	$0.94	$0.66	$0.83	$0.87

(1)	Income and yields are reported on tax-equivalent basis using a federal tax rate of 21%.

EAGLE FINANCIAL SERVICES, INC.

Average Balances, Income and Expenses, Yields and Rates

(dollars in thousands)

	June 30, 2022			March 31, 2022			June 30, 2021
		Interest			Interest			Interest
	Average	Income/	Average	Average	Income/	Average	Average	Income/	Average
Assets:	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Securities:
Taxable	$177,539	$864	1.95%	$185,157	$789	1.73%	$159,246	$542	1.36%
Tax-Exempt (1)	11,227	95	3.38%	12,846	105	3.32%	16,237	135	3.35%
Total Securities	$188,766	$959	2.04%	$198,003	$894	1.83%	$175,483	$677	1.55%
Loans:
Taxable	$1,068,464	$11,643	4.37%	$1,008,211	$10,599	4.26%	$862,078	$9,667	4.50%
Non-accrual	2,470	—	—%	2,586	—	—%	4,280	—	—%
Tax-Exempt (1)	2,697	25	3.79%	2,751	26	3.80%	9,473	104	4.39%
Total Loans	$1,073,631	$11,668	4.36%	$1,013,548	$10,625	4.25%	$875,831	$9,771	4.47%
Federal funds sold	3,068	4	0.54%	6,384	2	0.13%	234	—	0.08%
Interest-bearing deposits in other banks	31,070	41	0.53%	38,274	15	0.16%	83,366	15	0.08%
Total earning assets	$1,294,065	$12,672	3.93%	$1,253,623	$11,536	3.73%	$1,130,634	$10,463	3.71%
Allowance for loan losses	(9,536)			(8,973)			(7,862)
Total non-earning assets	92,788			88,766			78,573
Total assets	$1,377,317			$1,333,416			$1,201,345
Liabilities and Shareholders' Equity:
Interest-bearing deposits:
NOW accounts	$174,111	$90	0.21%	$165,220	$85	0.21%	$144,914	$79	0.22%
Money market accounts	267,571	150	0.22%	257,721	144	0.23%	213,311	148	0.28%
Savings accounts	182,095	29	0.06%	175,333	26	0.06%	155,065	22	0.06%
Time deposits:
$250,000 and more	63,913	60	0.38%	65,053	60	0.37%	67,706	114	0.67%
Less than $250,000	58,003	54	0.37%	58,093	55	0.38%	58,520	71	0.49%
Total interest-bearing deposits	$745,693	$383	0.21%	$721,420	$370	0.21%	$639,516	$434	0.27%
Federal funds purchased	2,876	8	1.11%	—	—	—%	—	—	—%
Subordinated debt	29,332	337	4.62%	326	—	—%	—	—	—%
Total interest-bearing liabilities	$777,901	$728	0.38%	$721,746	$370	0.21%	$639,516	$434	0.27%
Noninterest-bearing liabilities:
Demand deposits	485,979			472,876			443,397
Other Liabilities	12,468			29,688			12,265
Total liabilities	$1,276,348			$1,224,310			$1,095,178
Shareholders' equity	100,969			109,106			106,167
Total liabilities and shareholders' equity	$1,377,317			$1,333,416			$1,201,345
Net interest income		$11,944			$11,166			$10,029
Net interest spread			3.55%			3.52%			3.44%
Interest expense as a percent of average earning assets			0.23%			0.12%			0.15%
Net interest margin			3.70%			3.61%			3.56%

EAGLE FINANCIAL SERVICES, INC.

Reconciliation of Tax-Equivalent Net Interest Income

(dollars in thousands)

	Three Months Ended
	6/30/2022	3/31/2022	12/31/2021	9/30/2021	6/30/2021
GAAP Financial Measurements:
Interest Income - Loans	$11,663	$10,620	$10,665	$10,049	$9,749
Interest Income - Securities and Other Interest-Earnings Assets	984	889	800	733	664
Interest Expense - Deposits	383	370	373	383	434
Interest Expense - Other Borrowings	345	—	—	—	—
Total Net Interest Income	$11,919	$11,139	$11,092	$10,399	$9,979
Non-GAAP Financial Measurements:
Add: Tax Benefit on Tax-Exempt Interest Income - Loans	$5	$5	$6	$11	$22
Add: Tax Benefit on Tax-Exempt Interest Income - Securities	20	22	26	26	28
Total Tax Benefit on Tax-Exempt Interest Income	$25	$27	$32	$37	$50
Tax-Equivalent Net Interest Income	$11,944	$11,166	$11,124	$10,436	$10,029